EXHIBIT 99.1

Predictive Oncology Inc. Appoints Pam Prior to Board of Directors

MINNEAPOLIS, Jan. 06, 2020 (GLOBE NEWSWIRE) -- Predictive Oncology Inc. (NASDAQ: POAI) (“Predictive Oncology” or “the Company”), a data and artificial intelligence (“AI”) driven discovery services company that provides predictive models of tumor drug response to improve clinical outcomes for patients, today announced that its Board of Directors has unanimously appointed Pam Prior, CPA, to the Board.

Ms. Prior, CPA, 57, is the founder and CEO of Priorities Group, Inc., a provider of CFO services to small and mid-sized businesses. Her previous experience includes approximately 35 years in accounting, predominantly in management as a Chief Financial Officer and Controller. Most recently, Ms. Prior was CFO at Schiller Grounds Care, a privately held lawn equipment manufacturing company; CFO at Global Specimen Solutions, a privately held technology and services company for specimen and consent management, subsequently purchased by Covance; CFO at Gentris Corp., a privately held pharmacogenomics company subsequently purchased by Cancer Genetics, Inc.; and CFO at Greatwide Truckload Management, a $300 million subsidiary of a $1 billion private equity owned logistics company. Ms. Prior also served as Controller and Director of Internal Control for Tasty Baking Company, a publicly traded (NYSE) regional baking company, and Controller of PCI Services, a subsidiary of publicly held Cardinal Health. Ms. Prior received her MBA and her Bachelor’s Degrees at the University of Delaware and is a licensed CPA in the Commonwealth of Pennsylvania. Ms. Prior also serves as Treasurer on the boards of two non-profit organizations: The Crossing Choir, a professional choir under the direction of Donald Nally, dedicated to new choral music and the possessor of two Grammy Awards and seven Grammy nominations; and, A Soldier’s Hands, a grass roots organization founded in 2008 dedicated to delivering care packages to whole units of deployed United States military personnel. Ms. Prior will chair the audit committee of Predictive Oncology Inc.

“Predictive Oncology is very fortunate to announce that Pam Prior is joining our Board of Directors,” said Dr. Carl Schwartz, CEO of Predictive Oncology, “Pam possesses a strong financial background, including in the genomic and health industry fields. She will chair our audit committee, providing new insights and guidance to our Board and the financial departments of the Company. I greatly anticipate working with Pam and experiencing the successful approach she has honed over the years.”

About Predictive Oncology Inc.

Predictive Oncology (Nasdaq: POAI) operates through five segments (Domestic, International, Clinical, CRO and DCHIP), which contain four subsidiaries; Helomics, TumorGenesis, Skyline Medical and Skyline Europe. Helomics applies artificial intelligence to its rich data gathered from patient tumors to both personalize cancer therapies for patients and drive the development of new targeted therapies in collaborations with pharmaceutical companies. Helomics’ CLIA-certified lab provides clinical testing that assists oncologists in individualizing patient treatment decisions, by providing an evidence-based roadmap for therapy. In addition to its proprietary precision oncology platform, Helomics offers boutique CRO services that leverage its TruTumor™, patient-derived tumor models coupled to a wide range of multi-omics assays (genomics, proteomics and biochemical), and an AI-powered proprietary bioinformatics platform (D- CHIP) to provide a tailored solution to its clients’ specific needs. Predictive Oncology’s TumorGenesis subsidiary is developing a new rapid approach to growing tumors in the laboratory, which essentially “fools” cancer cells into thinking they are still growing inside a patient. Its proprietary Oncology Discovery Technology Platform kits will assist researchers and clinicians to identify which cancer cells bind to specific biomarkers. Once the biomarkers are identified they can be used in TumorGenesis’ Oncology Capture Technology Platforms which isolate and help categorize an individual patient’s heterogeneous tumor samples to enable the development of patient specific treatment options. Helomics and TumorGenesis are focused on ovarian cancer. Predictive Oncology’s Skyline Medical division markets its patented and FDA cleared STREAMWAY System, which automates the collection, measurement and disposal of waste fluid, including blood, irrigation fluid and others, within a medical facility, through both domestic and international divisions. The company has achieved sales in five of the seven continents through both direct sales and distributor partners. For more information, please visit www.predictive-oncology.com.

Forward-looking Statements

Certain of the matters discussed in the press release contain forward-looking statements that involve material risks to and uncertainties in the Company’s business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include (i) risks related to the recent merger with Helomics, including the fact that the combined company will not be able to continue operating without additional financing; possible failure to realize anticipated benefits of the merger; costs associated with the merger may be higher than expected; the merger may result in disruption of the Company’s and Helomics’ existing businesses, distraction of management and diversion of resources; and the market price of the Company’s common stock may decline as a result of  the merger; (ii) risks related to our partnerships with other companies, including the need to negotiate the definitive agreements; possible failure to realize anticipated benefits of these partnerships; and costs of providing funding to our partner companies, which may never be repaid or provide anticipated returns; and (iii) other risks and uncertainties relating to the Company that include, among other things, current negative operating cash flows and a need for additional funding to finance our operating plan; the terms of any further financing, which may be highly dilutive and may include onerous terms; unexpected costs and operating deficits, and lower than expected sales and revenues; sales cycles that can be longer than expected, resulting in delays in projected sales or failure to make such sales; uncertain willingness and ability of customers to adopt new technologies and other factors that may affect further market acceptance, if our product is not accepted by our potential customers, it is unlikely that we will ever become profitable; adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; Predictive’s ability to implement its long range business plan for various applications of its technology; Predictive’s ability to enter into agreements with any necessary marketing and/or distribution partners and with any strategic or joint venture partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of Predictive’s technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the SEC, which are available for review at www.sec.gov. This is not a solicitation to buy or sell securities and does not purport to be an analysis of Predictive’s financial position. See Predictive’s most recent Annual Report on Form 10-K, and subsequent reports and other filings at www.sec.gov.

Contact:

Bob Myers
651-389-4800
bmyers@skylinemedical.com